                                                                  EXHIBIT 4(32)

                             INTERCREDITOR AGREEMENT

            This Intercreditor Agreement dated as of December 18, 1998, is entered into between Bank of America National Trust and Savings Association, as Agent under the Existing Credit Agreement referred to below, and the New Lenders (as defined herein) under the Supplemental Bank Facility described below, with reference to the following facts:

      A. Pursuant to an Amended and Restated Credit Agreement dated as of February 24, 1998 ("the "Existing Credit Agreement") entered into by and among Rio Properties, Inc., a Nevada corporation ("Properties"), Rio Leasing, Inc., a Nevada corporation ("Leasing" and collectively with Properties, the "Borrowers"), the Banks named therein, and Bank of America National Trust and Savings Association, as Agent, the Banks have committed to extend credit facilities in an amount of $275,000,000 to Borrowers.

      B. The obligations of Borrowers under the Existing Credit Agreement have been guaranteed by the Rio Hotel & Casino, Inc. ("Parent"), HLG, Inc. and Cinderlane, Inc. (the "Guarantors") and are secured by substantially all of the property of Borrowers, Parent and the other Guarantors.

      C. Borrowers propose to enter into a $125,000,000 credit facility (the "Supplemental Bank Facility") with the lenders initially party to this Agreement and described as such on the signature pages hereto (with assignees thereof, the "New Lenders") pursuant to a Loan Agreement of even date herewith among Borrowers, the New Lenders and Bank of America National Trust and Savings Association, as Agent (the "New Agent").

      D. The obligations and indebtedness of Borrowers under the Supplemental Bank Facility (i) are to be guaranteed by the Parent and the other Guarantors, and (ii) shall be secured by the same property of Borrowers, Parent and the other Guarantors which acts as security for the Existing Credit Agreement and the related Loan Documents referred to therein (subject, as to certain capital stock, to Section 6 of this Agreement).

      E. By and subject to the terms of this Agreement, the parties desire to provide that the Agent's Liens and the New Lenders' Liens shall be pari passu and of equal priority.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. Definitions. As used herein, the following terms have the meanings set forth after each:

            "Agent's Liens" means each of the liens and security interests now held or hereafter acquired by the Agent for the benefit of the Banks under the Existing Credit Agreement in the property of Borrowers, the Parent and the other Guarantors.

            "Banks" means the Banks described in the Existing Credit Agreement, including without limitation the Banks and the Agent.

            "Existing Facility Obligations" means all obligations and indebtedness of Borrowers, the Parent and the Guarantors under the Existing Credit Agreement and the related Loan Documents described therein.

            "Creditor Group" means, (a) in respect of the Agent, the Banks, and
      (b) in respect of the New Agent, the New Lenders.

            "Supplemental Bank Facility" means the Supplemental Bank Facility described in the recitals hereto, as it may from time to time be amended, supplemented, modified, amended, restated or extended.

            "Supplemental Bank Facility Obligations" means all obligations and indebtedness of Borrowers, the Parent and the Guarantors under the Supplemental Bank Facility, and the related Loan Documents described therein.

            "Existing Credit Agreement" means the Amended and Restated Credit Agreement described in the recitals hereto, as it may from time to time be further amended, supplemented, modified, amended, restated or extended.

            "Obligations" means, collectively, the Existing Facility Obligations and the Supplemental Bank Facility Obligations.

            "Qualified Obligations" means (a) in the case of the New Agent and the New Lenders, all principal Supplemental Bank Facility Obligations which are incurred prior to the delivery of notice by the Agent to the New Agent of a Trigger Event, provided that the aggregate amount thereof shall not exceed the principal amount of $125,000,000, together with interest, fees, premiums, costs and expenses allocable to such principal, and (b) in the case of the Banks, all principal Existing Facility Obligations which are incurred prior to the delivery of notice by the New Agent to the Agent of a Trigger Event (including, without limitation, the amount of any letters of credit and related reimbursement obligations or other contingent obligations issued by the Agent and the Banks and any currency or interest rate hedging arrangements entered into with the Agent or any
      Bank).

            "Guarantors" means HLG, Inc., Cinderlane, Inc. and each other guarantor of the obligations under the Existing Credit Agreement and the Supplemental Bank Facility.

            "Trigger Event" means any of the following:

            (a) the occurrence of any Event of Default of the type described in
      Section 9.1(k) of the Existing Credit Agreement with respect to Parent, any Borrower or any Guarantor having assets in excess of $50,000,000; or

            (b) the actual acceleration of any Obligations by the holder or holders thereof or their representatives.

            "New Lenders' Liens" means each of the liens and security interests now held or hereafter acquired by the New Agent for the benefit of the New Lenders under the Supplemental Bank Facility in the property of Borrowers, the Parents and the Guarantors.

            2. Liens Pari Passu. Subject to Section 4 hereof, the parties hereto hereby agree that, to the extent that the same are perfected and unavoidable (whether by means of preference, fraudulent conveyance or transfer or otherwise), and in each case to the extent that the same secure Qualified Obligations, the Agent's Liens and the New Lenders' Liens shall be pari passu and entitled to equal priority in distribution. The relative priority of such liens and security interests described in this Agreement shall apply irrespective of the time, order or manner of attachment or perfection of such liens and security interests, and shall not be affected by any bankruptcy, insolvency or similar event with respect to Borrowers, the Parent or any Guarantors.

            3. Sharing of Proceeds; Turnover. The Agent agrees on behalf of itself and the Banks, and the New Lenders agree that:

            (a) if, through the exercise of the Agent's Liens and the New Lenders' Liens, either Creditor Group receives any amount which is in excess of the amount to which that Creditor Group would otherwise be entitled to pursuant to Section 2, then, subject to applicable laws, the members of that Creditor Group shall purchase, and shall be deemed to have simultaneously purchased, from the members of the other Creditor Group, participations in the Obligations held by the other Creditor Group, and shall pay a purchase price for such participations in the amount which is necessary to ssure that the total amount received by the each Creditor Group is in the amount contemplated by Section 2; and

            (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that the Agent and the Banks and the New Agent and the New Lenders share the proceeds of their respective liens and security interests ratably in accordance with
      Section 2;

provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the Agent's Liens or the New Lenders' Liens is thereafter recovered from the purchasing Creditor Group by Borrowers, the Parent or any Guarantor or any other person claiming through or succeeding to the rights of a Borrower, Parent, or a Guarantor the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.

            4. Limitation on Indebtedness Entitled to the Benefits Hereof. The aggregate principal amount of Supplemental Bank Facility Obligations (whether for loans or for any other credit accommodations) which are entitled to the benefits of this Agreement shall be limited to indebtedness of Borrower to the New Lenders in an aggregate amount not to exceed the principal amount of $125,000,000, plus interest, fees, premiums, costs and expenses allocable to such principal. No other obligations or indebtedness to the New Agent or the New Lenders for the payment of principal under the Supplemental Bank Facility (nor any interest, fees, premiums, cost, expenses or other amounts payable with respect to any such excess principal) shall be entitled to the benefits of this Agreement, but the priority of any liens or security interests therefor shall instead be as determined by applicable law; provided that, (a) notwithstanding the existence of any such excess principal amount, the benefits of this Agreement shall continue to apply to the principal amount described in the first sentence of this Section (plus any interest, fees, premiums, expenses or other amounts payable with respect to any such principal), and (b) subject to the limitation as to the amount of such Supplemental Bank Facility Obligations set forth in (a), nothing contained herein shall limit the right of the New Agent and the New Lenders to amend, modify or extend the Supplemental Bank Facility, the Loan Documents described therein and the related notes as set forth in
Section 9(b) of this Agreement.

            5. Increase to Bank Facility. The New Agent and the New Lenders agree that the Agent and the Banks may enter into any amendment, modification or extension of the Existing Credit Agreement without affecting the relative priority of the Agent's Liens contemplated herein, it being understood that there is no limit to the amount of the indebtedness entitled to the benefits of the Agent's Liens and that in the event that the credit commitments of the Banks under the Existing Credit Agreement are hereafter increased, such increased commitments shall be entitled to the equal, ratable and pari passu benefit of the Agent's Liens.

            6. Stock and Instruments Held By Agent. The Agent hereby agrees to hold any capital stock and instruments delivered to it in pledge pursuant to the terms of the Existing Credit Agreement and the other Loan Documents for the mutual benefit of the Banks and the New Lenders in accordance with the terms of, and subject to the limitations contained in, this Agreement, provided that the
Agent:

            (a) shall not be deemed to hold the capital stock of Properties or Leasing (or of any other subsidiary of Parent which is now or hereafter becomes the holder of a gaming license under the law of the State of Nevada or any other State) unless and until all required approvals of the Nevada Gaming Commission and the Nevada State Gaming Control Board (or the relevant gaming authorities of such other State) are obtained by the beneficiaries of such pledge;

            (b) may designate any bank, trust company or other financial institution (which in the case of any person holding stock of a Nevada Gaming Licensee shall be a person located in the State of Nevada acceptable to the Nevada Gaming Commission) to hold any and all such collateral in accordance with the terms of this Agreement in lieu of the Agent (which designee shall be deemed the representative of both the New Agent and the Agent) at the sole expense of Borrowers;

            (c) shall not be deemed to be in a relation of trust or confidence with the New Agent or the New Lenders by reason of this Agreement, and shall not owe any fiduciary, trust or other special duties to the New Agent or the New Lenders by reason of this Agreement.

            (d) shall be deemed to have exercised reasonable care in the custody and preservation of such collateral if it is accorded treatment substantially similar to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for ascertaining or taking action with respect to maturities, calls, conversions, exchanges, tenders or other matters relative to any such collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or taking any necessary steps to preserve rights with respect to any such collateral.

            (e) shall not be under any duty or obligation to preserve, maintain or protect any such collateral, exercise any voting rights with respect thereto, or make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection therewith.

            (f) in the event of any dispute regarding any such pledged collateral may implead the same with a court of competent jurisdiction.

            (g) shall not be liable to the New Agent or any New Lender for any act or omission of the Agent, unless and to the extent that the same is determined, by the final decision of a court of competent jurisdiction, to arise solely from the gross negligence or willful misconduct of the Agent.

            (h) shall not be deemed to have made any representation about the existence, condition or sufficiency of any such collateral or its liens therein.

            7. Title Insurance; Insurance, Casualty and Condemnation Proceeds.

            (a) It is the intention of both the Agent and the New Agent that they shall cooperatively arrange for an increase in the amount of the lenders' policy of title insurance now held by the Agent with respect to the Rio Hotel & Casino, in Las Vegas, Nevada, to an aggregate coverage of $400,000,000.

            (b) The proceeds of policy of title insurance referred to in (a), and all other policies of insurance maintained by Borrower and its Subsidiaries as to which each of the parties are loss payees or additional insureds, or in which the parties hereto have any other interest, shall be shared in the same manner as the proceeds of collateral described above. In the event that any insurance or condemnation proceeds are payable to the Agent or the New Agent pursuant to the Loan Documents executed in connection with the Existing Bank Facility or the Supplemental Bank Facility, but are conditionally available to Borrower or any of its Subsidiaries for the purpose of repair, reconstruction or replacement of the related collateral, the Agent and the New Agent shall cooperate with one another to establish an escrow for the retention of such proceeds pending such repair, reconstruction or replacement (subject to the application of such proceeds in the manner contemplated by such Loan Documents), and shall be entitled to ratable and pari passu application, in accordance with the terms hereof, of any funds not returned to Borrower and the Guarantors.

            8. Amendments; Marshaling of Assets; Election of Remedies.

            (a) Each of the parties hereto waives any right it may now or hereafter have to require the other party to marshal assets, to exercise rights or remedies in a particular manner, or to forbear exercising such rights and remedies in any particular manner or order.

            (b) Each of the parties hereto will be free to exercise in such manner and order as it elects in its discretion, fail to exercise, waive, suspend, terminate or suffer expiration of, any of its rights and remedies with respect to the collateral for the Obligations to its Creditor Group. Each of the parties hereto will have the unfettered right, at any time or from time to time, to release, subordinate or otherwise diminish (whether intentionally, negligently or otherwise) any lien or security interest on any collateral not required to be released hereunder, without affecting the liens and security interests of the other party in such collateral or the rights of the releasing or subordinating party hereunder with respect to other collateral.

            9. Notice of Foreclosure; Sharing of Proceeds. Each of the parties agrees to give notice to the other party of any action to foreclosure upon or enforce a lien or security interest upon collateral securing both the Existing Facility Obligations and the Supplemental Bank Facility Obligations promptly as practicable and in any event no later than the time that any legally required notices are given to Borrower or its affiliates. In the event of any realization upon collateral securing both the Existing Facility Obligations and the Supplemental Bank Facility Obligations, whether as a result of any action to foreclose upon or enforce a lien or security interest against particular property or otherwise, the proceeds of such realization of collateral (net of expenses incurred in connection with such realization of collateral) shall be shared so that the then outstanding amount of Existing Facility Obligations and the then outstanding amount of Supplemental Bank Facility Obligations are repaid on a pro rata basis (or in the event such realization of collateral does not result in cash available for payment, such property shall be shared as collateral on the basis set forth in this Agreement).

            10. Further Assurances, etc. Each party hereto shall execute and deliver such other documents and instruments, in form and substance reasonably satisfactory to the other parties hereto, and shall take such other action, in each case as any other party hereto may reasonably have requested (at the cost and expense of Borrower) to effectuate and carry out the provisions of this Agreement, including by recording or filing this Agreement or short form memoranda hereof or such other documents or instruments in such places as the requesting party may reasonably request. In the event that the Obligations under the Supplemental Bank Facility or the Existing Credit Agreement are repaid in full, each party agrees that they shall enter into a replacement intercreditor agreement on substantially identical terms with this agreement with any institutional creditor holding indebtedness designated by Borrower which (a) is permitted by the surviving agreement, and (b) substantially refinances or replaces the Obligations so repaid, provided that the Agent or the New Agent, as the case may be, shall be provided at the expense of Borrower with any instruments, documents, opinions and certificates as may reasonably be requested by such party or required by law to confirm the authority and obligation of such party to enter into such an agreement.

            11. Attorneys Fees. In the event of any litigation between the parties to this Agreement arising out of the subject matter hereof, the prevailing party shall be entitled, in addition to any other relief awarded by the court, arbitrator or other tribunal, to an award of its reasonable attorneys' fees and expenses.

            12. Notices. All notices, requests, demands, directions and other communications provided for hereunder must be in writing and must be mailed (by registered or certified mail), telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth in the records of the Administrative Agent or to such other address as may be designated by a party in a written notice sent to all other parties in accordance with this Section.

            13. Additional New Lenders. Each New Lender which hereafter becomes a party to the Supplemental Facility shall be deemed to be a party hereto in accordance with Section 10.08 of the Loan Agreement governing the Supplemental Bank Facility, and shall be bound by and entitled to the benefits of this Agreement.

            14. Integration. This Agreement sets forth the entire understanding of the Parties with respect to the within matters and may not be modified or amended except upon a writing signed by all parties.

            15. Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

            16. No Third Parties Benefitted. This Agreement is solely for the benefit of the Agent and the Banks from time to time party to the Existing Credit Agreement, the New Agent (in such capacity) and the New Lenders under the Supplemental Bank Facility, and their respective successors and assigns, and neither Parent, Borrowers, the Guarantors or their respective affiliates nor any other persons or entities are intended to be third party beneficiaries hereunder or to have any right, benefit, priority, or interest under, or because of the existence of, or to have any right to enforce, this Agreement, provided that Borrowers shall be entitled to rely upon the last sentence of Section 10 hereof.

            17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada, without reference to the choice of law or conflicts of law provisions thereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above by their duly authorized representatives.

                                 BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                 ASSOCIATION, as Agent under the Existing Credit Agreement and as New Agent under the Supplemental Bank Facility

                                 By: /s/ Janice Hammond
                                     ------------------------------
                                     Janice Hammond, Vice President

                                 Address for Notices:

                                 Bank of America National Trust and Savings
                                 Association
                                 Agency Management Services
                                 555 South Flower Street, 11th Floor
                                 Los Angeles, California 90017
                                 Attn: Janice Hammond, Vice President
                                 Telecopier: (213) 228-2299
                                 Telephone:  (213) 228-9861

                                 WELLS FARGO BANK, N.A.

                                 By:  /s/ Sue Fuller
                                      ------------------------

                                 Title:  Vice President
                                         ---------------------

                                 Address for notices:
                                 1 East First Street, Suite 300
                                 MAC 4611-031
                                 Reno, NV 89504
                                 Attn: Sue Fuller, Vice President
                                 Facsimile:  (702) 334-5637
                                 Tel:  (702) 334-5633

                                 Address for Domestic and Eurodollar
                                 Lending Office:
                                 201 3rd Street, 8th Floor
                                 San Francisco, CA 94103
                                 Attn: Oscar Enriquez
                                 Facsimile: (415) 979-0675
                                 Tel: (415) 477-5425


                                 THE FIRST NATIONAL BANK OF CHICAGO

                                 By:  /s/ Mark A. Isley
                                      ------------------------

                                 Title:  First Vice President
                                         ---------------------

                                 Address for notices and Domestic and
                                 Eurodollar Lending Office:

                                 Robert F. Simon, CSA
                                 The First National Bank of Chicago
                                 1132/1-10
                                 One First National Plaza
                                 Chicago, Illinois 60670
                                 312/732-8543
                                 312/732-4840 FAX

                                 SOCIETE GENERALE


                                 By:  /s/ Donald L. Schubert
                                      ------------------------

                                 Title:  Managing Director
                                         ---------------------

                                 Address for notices and Domestic and
                                 Eurodollar Lending Office:
                                 2029 Century Park East, Suite 2900
                                 Los Angeles, CA 90067
                                 Attn: Donald L. Schubert
                                 Facsimile: (310) 551-1537
                                 Tel: (310) 788-7104

                                 ABN AMRO BANK N.V.

                                 By:  /s/ Jeffrey A. French
                                      ------------------------

                                 Title:  Group Vice President
                                         & Director
                                         ---------------------

                                 By:  /s/ Michael M. Tolentino
                                      ------------------------

                                 Title:  Vice President
                                         ---------------------

                                 Address for notices:
                                 ABN AMRO Bank N.V.
                                 101 California Street, Suite 4550
                                 San Francisco, California 94111-5812
                                 Attn: Jeffrey A. French
                                       Group Vice President & Director
                                 415/984-3703 telephone
                                 415/362-3524 telecopier

                                 Address for Domestic and Eurodollar
                                 Lending Office:
                                 ABN AMRO Bank N.V.
                                 Loan Administration
                                 208 South LaSalle Street, Suite 1500
                                 Chicago, Illinois 60604-1003
                                 312/992-5153 telephone
                                 312/992-5158 telecopier

                                 U.S. BANK OF NEVADA

                                 By:  /s/ David Walquist
                                      -------------------------

                                 Title:  Vice President
                                         ---------------------

                                 2300 W. Sahara, Suite 120
                                 Las Vegas, NV 89102
                                 Attn: David Walquist, Vice President
                                 Facsimile: (702) 386-3916
                                 Tel: (702) 386-3938

                                 Domestic and Eurodollar Lending Office:
                                 U.S. Bank, N.A.
                                 555 Southwest Oak Street
                                 Portland, OR 97204
                                 Attn: J. Rameriz
                                       Commercial Loan Servicing West PL-7

                                 BANK OF SCOTLAND

                                 By:  /s/ Annie Chin Tat
                                      -------------------------

                                 Title:  Senior Vice President
                                         ---------------------

                                 Address for notices:
                                 565 5th Avenue, 5th Floor
                                 New York, New York   10017
                                 Attn:  Annie Chin Tat, Senior Vice President
                                 Telephone:  212/450-0871
                                 Facsimile:  212/557-9460
                                       and
                                 660 South Figueroa Street, Suite 1760
                                 Los Angeles, California 90017-3548
                                 Attn:  Allan Jackson, Regional Director
                                 213/629-3057
                                 213/489-3594 FAX

                                 Address for Domestic and Eurodollar
                                 Lending Office:
                                 Bank of Scotland
                                 565 5th Avenue, 5th Floor
                                 New York, New York   10017
                                 Attn:  Annie Chin Tat, Senior Vice President
                                 Telephone:  212/450-0871
                                 Facsimile:  212/557-9460